EXHIBIT 99.1

Jushi Holdings Inc. Announces
Options Issued to Executive Officers

BOCA RATON, Fla., September 17, 2024 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce that pursuant to the option replacement program previously announced on August 14, 2024, its board of directors has approved 5,385,000 replacement options for Jim Cacioppo, the Company’s Chairman and Chief Executive Officer, 2,383,000 replacement options to other executive officers of the Company, and 394,758 replacement options to the Company’s non-employee directors. Jushi’s board of directors has also approved 300,000 options for issuance to Michelle Mosier, the Company’s Chief Financial Officer.

The Company also announces that, in order to assist the Company in managing near-term working capital requirements, the Company and Mr. Cacioppo have agreed to certain amendments to Mr. Cacioppo’s employment agreement (collectively, the “Employment Agreement Amendments”). All of the Employment Agreement Amendments were approved on behalf of the Company by the independent directors of the Company.

Pursuant to the Employment Agreement Amendments, Mr. Cacioppo, has agreed to waive his annual bonus entitlement of US$950,000 for the measurement period 2024 in consideration for receiving the following: (1) a lump sum cash payment in the amount of US$237,500; (2) US$1,381,551 aggregate principal amount of 12% second lien notes on the same terms as the notes that were issued by the Company in its private placement that was initially closed in December 2022; and (3) options granted under the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”), expiring five (5) years from the date of grant to purchase up to 1,062,732 of the Company’s subordinate voting shares at an exercise price of US$0.65.

Mr. Cacioppo, as a director and officer of the Company, is considered a related party of the Company pursuant to Multilateral Instrument 61-101 - Protection Of Minority Security Holders In Special Transactions ("MI 61-101") and accordingly the Employment Agreement Amendments may be considered a related party transaction under MI 61-101. The Company is relying on exemptions from the formal valuation and minority shareholder approval requirements provided under sections 5.5(a) and 5.7(1)(a) of MI 61-101 on the basis that the fair market value of the consideration to Mr. Cacioppo under the Employment Agreement Amendments did not exceed 25% of the of the Company's market capitalization (calculated in accordance with MI 61-101) at the time the Employment Agreement Amendments were entered into. The Company did not file a material change report in respect of the related party transaction 21 days prior to the date of the amendments because the Employment Agreement Amendments had not been confirmed at that time. The Company deemed this circumstance reasonable in the ordinary course of business.

About Jushi Holdings Inc.

We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X, and LinkedIn.

Forward-Looking Information and Statements

This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that Jushi expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy, competitive strengths, goals, expansion and growth of Jushi’s business, operations and plans, including new revenue streams, the integration and benefits of recently acquired businesses or assets, roll out of new operations, the implementation by Jushi of certain product lines, implementation of certain research and development, the application for additional licenses and the grant of licenses that will be or have been applied for, the expansion or construction of certain facilities, the reduction in the number of our employees, the expansion into additional U.S. and international markets, any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which Jushi operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by Jushi. Forward‐looking information is provided and made as of the date of this press release and Jushi does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:
Investor Relations and Media Contact:
Investor Relations
561-617-9100
investors@jushico.com